Exhibit 8.1

InMode Ltd.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Invasix Inc.	Delaware, USA
Invasix Corp.	Canada
InMode Innovations Ltd.	Israel
Invasix UK Ltd.	United Kingdom
InMode Japan KK	Japan
Invasix Iberia S.L.	Spain
Guangzhou InMode Medical Technology Ltd.	China
InMode India Private Limited.	India
InMode Australia Pty Ltd.	Australia
IMD France EURL.	France
InMode Italy S.r.l.	Italy
InMode Germany GmbH.	Germany
InMode (Thailand) Ltd.	Thailand
Invasix SAS.	Argentina
InMode Manufacturing Ltd.	Israel